                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): June 2, 2000


                             FINANCIALWEB.COM, INC
                             ---------------------
             (Exact name of registrant as specified in its Charter)


                Nevada                                    93-1202428
                ------                                    ----------
     (State or other jurisdiction of           (IRS Employer Identification No.)
      incorporation or organization)



                           201 PARK PLACE, SUITE 321
                        Altamonte Springs, Florida 32701
                        --------------------------------
          (Address of principal executive offices including zip code)

                                 (407) 834-4443
                                 --------------
              (Registrant's telephone number, including area code)


Item 5.  Other Events

     On June 2, 2000, FinancialWeb.com, Inc. (the "Company") filed its Annual Report on Form 10-KSB with the Securities and Exchange Commission which, in addition to reporting the Company's 1999 performance, announced that the Company restated its financial statements for 1998 and 1997, and previous interim periods for 1999. The Company's management determined that the value of the Company's common stock used to value acquired assets and to measure compensation expense related to stock grants, options, and warrants granted to employees, directors, and consultants in 1997, 1998, and through September 30, 1999 should have been based on the value of the Company's common stock as determined by its quoted market price. Additionally, the Company determined certain expenses relating to employee benefits and trade payables in 1997 and 1998 had not been properly recorded.

     As a result of the restatement adjustments, the Company increased its 1998 reported selling, general and administrative and interest expenses from $1.61 million to $2.067 million, increased its 1998 reported net loss from ($1.67) million to ($2.42) million, increased its 1998 reported net loss per share-basic and diluted from ($0.49) to ($.71) and increased its stockholders' deficiency as of December 31, 1998 from ($199,372) to ($363,823). Additionally, the Company increased its 1997 reported selling, general and administrative and interest expenses from $382,465 to $2.73 million, increased its 1997 reported net loss from ($372,266) to ($2.74) million, increased its 1997 reported net loss per share-basic and diluted from ($0.18) to ($1.29) and increased its 1997 reported stockholders' deficiency as of December 31, 1997 from ($68,722) to ($167,679). As a result of the 1999 interim period restatement adjustments, the Company increased its operating and interest expenses for the nine-month period ended September 30, 1999 from $2.517 million to $50.452 million, and increased its net loss and net loss per share-basic and diluted from $(2.542 million) and $(.49) to $(50.517) million and $(9.70), respectively.

     More detailed information regarding the previous can be found on the Company's Annual Report on Form 10-KSB filed June 2, 2000.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  June 2, 2000                    FINANCIALWEB.COM, INC.


                                        By:/s/Kevin Leininger
                                           ------------------
                                           Chief Executive Officer and President